Dated February 11, 2011

AP TECHNOLOGY CONSULTING SERVICES
AGREEMENT

Between:

Consulting Services Provider :                                CAPITAL AWARD INC.

And

The Employer :	A Group of China Parties represented by Mr. Wei Da Xing

Ref.No.CA(APM)Service15012010

THIS CONTRACT is made on February 11, 2011

Between:

The Service Provider :   CAPITAL AWRARD INC. (hereinafter called "CA")
And

The Employer :  A group of China's businessmen represented by Mr. WEI DA XING of Chinese ID Number: IC#42202212196910250434 of No. 02073, Da Yang Village, An Sheng Town, An Sheng Country, Hunam Province (hereinafter called "the Employer").

Recitals
1.  CA is the holder of the Master License in AP Technology and Systems (hereinafter called "AP Technology") for China and has the know-how to build fish and prawn farms using the AP Technology and to manage the related fish and prawn farms operated under the AP management systems.

2.  The Employer is a group of businessmen in China having various business activities and operation in China.

3.  CA and the Employer are hereinafter collectively referred to as “The Parties”.

4.  The Parties hereto agree to build and develop a prawn farm at a site in Enping District, Guangdong Province within close proximity to the HangSingTai HU Plantation, Enping using the AP Technology and System.

Whereas description of the development project is summarized as follow:

Name of the Project: “Demonstration Prawn Farm” Enping.

Location of Project:	Exact Location will be determined by the Parties after results of testing of inflow water quality and quantity and soil that will be carried out on the various blocks of land in the Enping District that the Parties have the option to acquire.

Development Components of the Project:	More particularly set out in Item 1 of Information List as attached hereto.
Development Schedule of the Project:	More particularly set out in Item 2 of Information List” attached hereto.

5.       The Parties agree to apply to the China Authorities to form a Sino Foreign Joint Venture Company (herein after called “SFJVC”) to develop the Project, and prior to the official approval of the SFJVC, the Employer shall be responsible to provide funding for the development needs of the Project, and such, upon the official establishment of the SFJVC, the Parties agree to transfer this Agreement to the SFJVC, and the SFJVC will be responsible to fund the required development capital needs of the Project.

6.       The Parties further agree that after the official formation of the SFJVC, the SFJVC will reimburse the Employer for amounts paid by Employer on the Project prior to its official formation.

7.       CA shall be providing technical service to the Employer prior to the official formation of SFJVC for the development of the Project.

8.       The Employer agreed to secure CA’s services and CA agreed to provide the services on the Project in accordance to terms and conditions herein set forth:

NOW THE PARTIES AGREE AS FOLLOWS:

1．INTERPRETATION

In this Agreement the following definitions shall apply:

“commencement Date”  means the date on which this Agreement is fully executed;

“A.Power Module”
means an engineered, self-contained, water treatment system for the growing of aquatic animals on a commercial scale.

It consists of a Grow-out Basin or multiple of grow-out basins and a Treatment System placed away from the Basin. The Basin holds the water in which the animals are to be grown. The Treatment System is fitted away from the Basin but pumps and treats the water from the   grow-out basin.

The Treatment System is made up of: inlet screens, a solid wastes separator, aeration diffusers, Bio-filter (consists of bio-filter media), oxygen distributor, ozone and Ultra Violet coordinator, outlet screens, an un-dissolved solids airlift pump, and a degassing system. The Grow-Out Basin(s) and all Treatment System components are designed and manufactured specifically as per A Power (“AP”") Fish Farms’ designs and specifications.

The combined system assembles of these components away from the Basin(s) treats the water to allow the growing of aquatic animals on a commercial scale is defined as the A.Power Module (APM).

“Intellectual Property”
includes but is not limited to the technology, copyrights, processes, know-how, designs, operations manuals, specifications of equipment and descriptions of operating principles and technology or other like rights;

“Manufacture”	includes constructs, assemble, produce or otherwise prepare for commercial use or exploitation;

“processes”	includes technologies, products, devices, processes or techniques;

“product”	means the products and /or processes which incorporate the use of the intellectual Property;

“User Certificate”	means the entitlement of the Purchaser to utilize the intellectual property for the operation of the Project and certifies the performance of the A.Power Modules.

A reference to persons shall include corporations; words including singular number shall include plural number and vice versa; words including a gender shall include all other genders.

A reference in this Agreement to a statute or a section of a statute includes all amendments to that statute or a section passed in substitution for incorporating any of its provisions.

Except for the purpose of identification, headings and underlines have been inserted in this Agreement for the Purpose of Guidance only and shall not be part of this Agreement.

Recitals and the “Information” attached hereto shall be regarded as part of this Agreement.

2.	COMMENCEMENT

The time for commencement of the Parties'contractual obligations pursuant to this Agreement occurs on the date of execution of this Agreement by the parties hereto.

3.	RESPONSIBILITIES OF THE PARTIES

3.1  The Employer will make payments to CA or to its designated agents, in United State currency or Renminbi at Hong Kong and / or China or in such manner and at such other place as may be agreed between the parties, for work done and provided by CA in accordance with the terms and conditions described in Item 4 of the “Information List” set forth herein.

3.2  CA will carry out and provide the services to the Employer in accordance with the scope of works as described in Item 3 of the “Information List” set forth herein.

3.3  Time shall be of the essence with respect to all payments.

4.  SUB-CONTRACT

CA will have the right to contract with any person for the performance of the whole or any part of the building construction work, supplies of parts and components for the construction and / or assembling of farm’s plants and equipment contained in this Agreement.

5.  DELAYS OUTSIDE OF CA’s CONTROL

5.1	Times for completion of the Contractor’s contractual obligations are given as accurately as possible but are not warranted and are subject to extension to allow for delay caused by:

(a)  War, civil commotion, legislation, strikes, lock outs, break downs, delays in transport, fire and flood;

(b)  Unavailability of raw materials, disruption and supply of water and electricity or any other cause whatsoever beyond the control of CA.

5.2   CA shall not be responsible or under any liability for failure to complete its contractual obligations within any time specified in this Contract due to any of the events referred to in Clause 5.1hereof, including liability in respect of any consequential economic loss or damage.

6.  EXTRA COSTS

(a)
If CA incurs any extra costs as a result of any delays arising out of the circumstances defined in clause 5.1 or interruptions or suspension of work due to the Employer's instructions or failure to give instructions, CA shall be entitled to increase the Contract Price by the amount of any such extra costs so caused calculated on a basis as close as possible to that used to arrive at the Contract Price.

(b)
Should any material supplied by the Employer for use in carrying out the scope of work is defective or unsuitable in any way, the Employer will pay to CA in addition to the Contract Price the costs of all extra work carried out and materials supplied by the CA to overcome such defect.

(c)
Except as otherwise stated in this Agreement, packing of equipment or part comprising the scope of work shall be suitable for shipment of the same by shipping container from Australia, European countries, Hong Kong or any other countries to the Site and will be effected in accordance with CA’s or its suppliers’ standard practices, the cost of which is included in the Contract price. Insofar as any packing that does not conform to CA's standard practice is required for the purposes of the Contract and the cost of which is in excess of the cost of the CA's standard practices, the excess shall be borne by the Employer.

7.  RISK AND INSURANCE

(a)
The Employer shall insure for full invoiced value all equipment, parts or materials shipped pursuant to this Agreement against damage or loss in transit. If any of the said equipment, parts or materials are damaged or lost in the course of shipment CA shall be under no liability whatsoever in respect of such damage or loss.

(b)
The Employer shall take out a public liability policy with a reputable insurer approved by CA in the name of both the Employer and CA providing each of them with indemnity in the amount of $10,000,000.00 in respect of all and any liability, including to each other and any third party, arising out of and/or in connection with that portion of the scope of work which takes place on the Employer's premises including the Site.

(c)
All equipment, parts and material being constituents of the scope of work delivered to the Site or other premises nominated by the Employer shall be at the risk of the Employer from the time of their dispatch to the Employer from the premises of CA or its suppliers as the case may be.

(d)	CA shall be under no obligation to insure the equipment, parts or materials being constituents of the scope of work.

8.  WARRANTY

CA agrees to warrant the quality of equipment supplied comprising the scope of work referred to in Item 6 of “the Information List” subject to the following conditions:

(a)  on delivery will be new and unused;

(b)  will be of good and merchantable quality;

(c)  will comply with the description of the equipment referred to in Item 6 of the Information List hereto; and

(d)  will be free from defects and materials and installation of work.

9.   LIMITATION OF LIABILITY

Save as expressly provided for in this Agreement, CA shall not be liable to the Employer or its servants or agents or contractors for any direct, indirect, incidental or consequential damages of any nature howsoever caused(whether based on tort or contract or otherwise) including but not limited to loss of profits, loss of production, loss of sales opportunity or business reputation, direct or indirect labour costs and overhead expenses and damage to equipment or property or any other claim whatsoever arising directly or indirectly out of or in any way attributable to the execution and performance of the Contract.

10. THE EMPLOYER TO INDEMNIFY

The Employer shall has a separate and distinct obligation indemnify CA its servants and agents and at all times, keep CA its servants and agents indemnified against all actions, proceedings and claims whatsoever brought against CA, it servants or agents in relation to any injury, loss of life or damage to any property or financial other consequential loss for and in respect of any loss injury expense or damage howsoever caused or arising from any cause whatsoever arising directly or indirectly out of or in any way attributable or incidental to the execution or performance of this Agreement.

11. DEFAULT AND TERMINATION

Ground of Termination

(a)  Should the Employer make default in payment of any amount due to CA or in carrying out any other obligation on the Employer’s part under this Agreement ,CA shall be entitled to give the Employer written notice of such default requiring the Employer to remedy the same within seven (7) days of service of such notice, and should the Employer fail to remedy its default, CA may if it so elects terminate this agreement forthwith or waiver the Employer's default upon the condition that in consideration thereof the Employer shall make payment to CA forthwith by way of liquidated damages the difference between the amount paid by the Employer to the date of default and the total of all CA's invoices to the date of default unpaid by the Employer plus interest at the rate of 10% per annum on amounts comprising such difference for the periods that they remain unpaid from date of invoice.

(b)       Upon termination of this Agreement for any reason whatsoever the Employer shall not be relieved of its obligation to pay all amounts owed by it to CA or any account whatsoever.

12．INSTALLATION

(a)       The scope of work requires CA to perform the fitting out or commissioning of equipment or parts as such:

(b)       The Employer will provide CA with suitable access to the Site at all times necessary and convenient to CA for the purpose of this Agreement;

(c)       The Employer will provide at its cost suitable accommodation and transportation for CA's servants, agents, subcontractors or employees;

(d)       The Employer undertakers that its servants, agents and subcontractors carrying out or involved in the scope of work will at all times promptly give effect to CA’s directions and requests relating to the same;

(e)       The Employer will provide suitable on site storage facilities of equipment and parts to be installed and materials to be used under this Agreement.

(f)        The Employer will provide electrical power and water supply so that construction and installation of the A.Power Modules can be carried out continuously;

(g)       The Employer will integrate the CA’s construction and installation work at the Site as depicted and defined in the scope of work so as to facilitate supply and installation by CA of the equipment parts and materials comprising A.Power Modules. If for any reason beyond the control of CA, including the Employers default or issue of a variation instructions, installation of the A.Power Modules cannot proceed without additional cost to CA and/or delay in the completion of the A.Power Modules occurs, the Employer will pay to CA such amount in addition to the Contract Price as are required to compensate CA for such additional cost and/or delay calculated on a basis as similar as possible to that used by CA to calculate its costs of manufacture, supply or supervision of installation, including all additional costs for equipment, parts and material and expense in unloading or placing into storage equipment, parts and materials to be used in connection with or comprising the scope of work and any idle time of the Contractor’s employees or subcontractors resulting from such delay;

(h)       If any of CA’s employees or subcontractors are required to work overtime or his normal work is interrupted as a result of the action, instructions or the failure to give instruction by the Employer, the Employer will pay to CA in addition to the Contract Price the additional costs of such overtime or interrupted work calculated on a basis as similar as possible as that used to calculate the cost of labour supervision of installation comprised in the Contract Price;

(i)       CA shall be under no liability for the correctness or suitability of any site works, foundations or piles buildings or structures constructed by any other person and the Employer shall be deemed to warrant the correctness and suitability for the purposes of the scope of work

13.   ARBITRATION

If at any time any question, dispute or difference whatsoever shall arise between CA and the Employer upon, in relation, or in connection with the Contract or the performance thereof, either party may give to the other notice in writing of the existence of such question, dispute or difference and the same shall be referred to the arbitration before a person to be mutually agreed upon, or failing agreement within fourteen (14) days of receipt of such notice, before a person appointed by the President ,for the time being, of the Institution of Engineers China, Guangzhou Branch. The submissions shall be deemed to be a submission to arbitration within the meaning of the Commercial Arbitration Act China or any statutory modification or re- enactment thereof.

14．COMPLETE AGREEMENT

The terms and conditions of this Agreement shall constitute the sole contract between CA and the Employer and the same shall not be varied or added to in any way whatsoever nor shall any purported variation or addition whether before or after the date hereof, have any legal effect unless agreed to in writing by both parties.

15．FRUSTRATION

Whilst CA will use its best Endeavour to fulfill its contractual obligations hereunder, if this Contract shall become impossible to perform through no fault of CA or shall be otherwise frustrated, the Employer shall be liable to pay to CA all costs which CA, its suppliers or subcontractors have incurred directly or indirectly or for which CA is liable under this Agreement at the time of impossibility of performance, or frustration provided that CA shall not require payment for any standard parts or materials which CA may be able to sue at the time any other contract then current. Any prepayments which may have been made to CA under this Agreement shall be applied towards satisfaction of such sum as may become due to CA under this provision, and the excess(if any) of such prepayments will be refunded to the Employer。

16．SECRECY OBLIGATION AND CONDITION

All information and technical date relating to the intellectual Property disclosed by CA to the Employer (“Confidential information”) shall be used by the Employer and its successors as owners or operators of the A Power Modules for this and no other purpose. the Employer and its successors will keep the all such information confidential. The Employer and its successors will use the confidential information exclusively for the operation and maintenance of the A. Power Modules. The Employer will take all reasonable steps to prevent unauthorized use of the Confidential information by its personnel or by third parties.

17．  GENERAL

(a)       Waiver

Any waiver or forbearance in regard to the performance of this Agreement shall operate only if in writing and shall apply only to the specified instance and shall not affect the existence and continued applicability of the terms of it thereafter.

(b)       Entire Agreement

This Agreement embodies all the terms binding between the parties and replaces all previous representations or proposals not embodied herein.

(c)       Applicable Law

This Agreement shall be read and construed according to the laws of China and the parties submit to the jurisdiction of that Country.

(d)       Amendments

This Agreement may not be varied except in writing signed by the parties.

(e)       Severability

If any provision of this Agreement is held by a court to be unlawful, neither the legality, validity or enforceability of the remaining provisions hereof, nor the legality, validity or enforceability of such provision shall in any way be affected or impaired thereby.

(f)        Notices

All notices shall be in writing and shall be given by anyone of the following means:

(i)     by delivering to the address of the party on a business day during normal business hours;

(ii)    by sending it to the address of the party on a business day during normal business hours;

  (iii)   by sending it by email or facsimile transmission to the telex number or facsimile of the party.

CAPITAL AWARD INC.

Address: Room 3711, China Shine Plaza, No.9, Lin He Xi Road, Tianhe District, Guangzhou (510610)

Legal Representative：Solomon Lee (E4010069 Australian Passport)

Telephone:  86-20-22057860

Facsimile :  86-20-22057863

The Employer:  Wei Da Xing (IC#42202212196910250434)

Address :  No. 02073, Da Yang Village, An Sheng Town , An Sheng County, Hunam Province.

(g)  Further Agreement

Each party shall execute such agreements, deeds and document and do or cause to be executed or done all such acts and things as shall be necessary to give effect to this Agreement.

(h)  Charges

All stamp duties and governmental charges arising out of or incidental to this Agreement shall be paid by the Parties collectively.

(i)  Drawings and Plans

All CA’s drawings, designs and specifications relating to the A. Power Modules are and shall remain CA’s property, the Employer will not part with possession of the same, disclose to any other person any part of the contents thereof nor allow any part of the same to be copied without CA’s prior written consent.

EXECUTED UNCONDITIONALLY by the parties:

THE COMMON SEAL OF CAPITAL AWARD INC.
was hereunto affixed in the presence of

(Solomon Lee)
Date: February 11, 2010

THE EXECUTION of: The China Party represented by

Mr. Wei Da Xing

Date: February 11, 2011

“Information List”

Item #	Item names	Description

1	The Project	“A Power” demonstration fish farm has the equivalent of 16 APMs and Consisting the followings:

Section A, building of 4000m² to house with equivalent of 16 Large AP Grow-out tanks to produce up to 500 Metric Tons of prawns per year. The Engineering designed Capacity of the Farm is designed based on the practical capacity to produce up to 500 Metric Ton of fresh water fish per year.

Section B, including in the building to build to Brood-stock and nursery station capable to produce up to 200 Million fingerling per housing over 200,000 of mother stock at given time.
(hereinafter called “the Farm”)

2	Scope of Work

2.1	Project and engineering Management
Provision of concept designs, engineering analysis, determination of systems, and construction design and drawing for the Demonstration farm. Supervise the Construction and building of all Sections covering installation of water and electrical work, and lay-out of ground pipes etc.

2.1.1	Installation Supervision	Supervise the installation of all AP designed and / or the Contractor’s specified plants and equipment. Supervise the Commissioning of all AP modules and related facilities.

2.1.2	Commissioning supervision, Farm Management
To provide related management and personnel training service for the demo-farm’s operation, and to supervise the farm’s operation until such time, workers are fully trained to manage the operation of the farm.

2.2	Supply of plants and equipment	To supply the plants, equipment, parts and components as detailed in item 3 of this Information List.

3	Project Site	The project site of 40 Mu is situated at a location to be mutually agreed by the parties, situated at a district of Enping City, Guangdong Province, China.

4	The Contract Price	Total=US$3,500,000 (United State Dollar Three Million and Five Hundred Thousand covering the followings:

4.1	The Project and Engineering designs and consultation	US$500,000.00 (United State Dollar Five Hundred thousand)

4.2	Sub-contracting of building of farm buildings and tanks and related infrastructure preparation and work.	US$1,500,000.00 (United State Dollar One Million and Five Hundred Thousand)

4.3	Supply of Farm plants and equipment and accessories.	US$1,000,000.00 (United State Dollars One Million)

4.4	Installation and related supervision and work for commissioning and testing.	US$250,000.00 (United State Dollar two hundred thousand).

4.5	Farm training for personnel and management	US$300,000.00 (United State Dollar Three Hundred Thousand).

4.6	Air fare, accommodation, lodging and out of pocket expenses
These items are not included in the above amount and will be paid by the Employer in accordance with their actual expenditure at the time. The air fares will be based on business class air fare from Australia / China.

4.7	Notes to the charges
All figures quoted hereof are in round figures for present calculation purpose, and actual figures will be billed in accordance with CA’s invoices, but in any case the actual total charges will be capped within a tolerance +/- 10%.

4.8	Technology Fee
CA shall grant the Employer the “Right to use and to operate” the AP Modules hereto under a Certificate namely the “User Certificate” for a period of 55 years at a consideration calculated at US$ 25,000.00 per APM totaling to US$350,000.00 (herein after called the UC fee).

5	Payment terms	(a) A deposit payment of US$250,000.00 payable within 30 days from date of invoice commencing from 1st. February 2010.

5.1	For items 4.1,	(b) Subsequent payments payable within 30 days from date of invoices issued based on monthly payment of no less than US$25,000 / month.

5.2	For item 4.2	Payments to be paid within 30 days from date of invoice and in accordance with the related progressive payment terms of the sub-contractors.

5.3	For Item 4.3	Payments to be paid within 30 days from date of invoice and in accordance with the related progressive delivery terms and conditions of the suppliers and sub-contractors.

5.4	For Item 4.4, 4.5 and 4.6	Payments to be paid within 30 days from date of invoices.

5.5	For item 4.8
Payments to be made commencing 30 days after the farm will be in operation based on equally divided periodical monthly payments over  a period of 2 years with invoices to be given by CA that will be payable within 30 days from date of invoices.

5.6	Late payments
Any late payments in relation hereto shall be subject to a penalty payment calculated to the rate of 10% per annual payable monthly for a maximum period of 90 days such that any due payment exceeds the said period shall be deemed as default by the Vendor unless CA consents to the extension of the said late payments in writing. In any case should there will be extended period for any corresponding payments CA will specify accordingly in the said corresponding invoices detailing the related period of extension and change of payment terms (if any).

6	List of Plants and Equipment	Quantity	Unit price	Amounts in US$

6.1	Water Treatment Compartment
	Solid Wastes Separators	16 sets
	Bio-filter treatment sets for treatment of soluble wastes	16 sets
	Foam eliminators	16 sets
	Air –blowers	16 sets
	Aerators	16sets
	Oxygen injectors	16 sets
	UV-light sets	16 sets
	Heating units	16 sets
	O3 treatment units	16 sets
	Inlet and outlet water pumps	32 sets
All related parts and components
All related fittings and connections
6.2	Stand-by generator set	1 set
6.3	Auto-Fish Graders	2 sets
6.4	All related operation plants and equipment for operation of each tank individually
6.5	All associated filtration materials	6 tons

7	Other conditions of the referred relevant Management
7.1	Related to the Project and Engineering Management	The Employer agrees that CA shall undertake and carry out on behalf of the Employer the following activities:
7.1.1		To approve on the lay-out plan of the project land, all drawings and designs of the buildings and all aspect of engineering and technologies applied for the construction of the sections and farms.
7.1.2		To evaluate work of the sub-contractors, tradesmen, quotes and tenders and make recommendation to the Employer to allow the Employer to enter into suitable contracts (if necessary).
7.1.3		To make recommendation tothe Employerfor the dismissal and control over building and supplying agents or individual contractors.
7.1.4
To procure the services of external experts, consultants to provide technical, design, legal, and other professional and advisory services as may be appropriate in relation to the construction and development of farms and related facilities.

7.1.5		To make recommendation to the Employer for the dismissal of incompetent advisers, superintendents and engineers.
7.2	Related to the Farm and Fishery Management	The Employer agrees that CA shall be entitled to and empowered to exercise all powers, authorities and discretions in relation to the management of the activities referred below:
7.2.1		All the lay-out plans of the plants and equipment in and of the farm.
7.2.2		To source for and the use of feed stocks, fingerlings and other materials that will be needed for the operation and fish production of the farm.
7.2.3		The training of farm operators and staffs of the farm.
7.2.4		The appointment of maintenance and service contractors for the service and maintenance of plants and equipment of the farm.
7.2.5		The day to day management of the operation of the farm until such time the farm’s management will be able to operate the farm by them.

7.2.6		To accept quotes and tenders for on behalf of WD.
7.2.7		The appointment and dismissal of services from experts, consultants and other professional as may be appropriate in relation to the operation of the farm.
7.3.	Related to the Technology
The Employer agrees to acquire from CA and CA agrees to grant to the Employer an UC for the operation of the farm consisting up to 14 APMs for a period of 55 years under the following additional conditions:

7.3.1
CA shall provide the Employer with the technology, processes, know-how, designs, operation manuals, specification of equipment and description of operation principles and technology.
CA shall provide the Employer with technical support by way of the Employerto appoint CA as the said farm and fishery Management.
The Employer shall permit CA to inspect the AP modules and other related facilities in the farm from time to time to ensure that the related plants and equipment are being serviced and maintained regularly and that the number of APM s are the number of APMs provided by CA.
shall keep confidential all information and technical data disclosed by CA to WD, provided that the Employer shall the right to disclose such information to its employees in so far as it is necessary for them to know the information, and the Employer shall not use any of the CA’s disclosures or other information or technical data except for other purpose apart from the operation of the farm.
The Employer shall be allowed to assign or transfer the UC only after obtaining CA’s approval.
The Employer agrees that all installation works for the APMs in the Farm must be completed by Installation Contractors approved by CA, all plants and equipment for the building of the Farm must be supplied by the suppliers and / or manufacturers approved by CA, and on completion of each and every APM, CA shall inspect and approve the commissioning of the completed APM.

7.4
Warranty Period
Warranty Period of all Plants and equipment, parts and components and building materials shall be in accordance with the Warranty Periods and Conditions as given by their manufacturers or suppliers with the exception of the items that shall be manufactured directly by the Contractor or its subsidiaries, in which case, their warranty period shall be for a period of 12 months.

8
Schedule of work
Schedule are given by CA to assist the Employer in its planning of work relating to the construction of the Farm and it is given as a guideline only which should not be understood as the final development or work schedule. As such, more accurate development schedules in respect of each stage of the development work will be supplied by CA progressively during the development period of the farm.

	Item and description of work	Commenced Date	Completed date
8.1	Soil and water drilling, analysis and geo-technical testing and site surveying	March 2011	April 2011
8.2	Determination of Prawn species	March 2010	April 2010
8.3	Land clearing, leveling and infrastructure construction	April 2010	July 2010
8.4	Commissioning and formalization of all engineering designs and drawings	January 2011	March 2011

8.5	Commissioning and formalization of all local manufactured plants and equipment of the tanks and systems.	February 2011	April 2011

8.6	Investigation and determination of supply bases for fingerlings	February 2011	April 2011
8.7	Investigation and determination of supply of feed staffs	April 2011	April 2011
8.8	Construction of farm buildings	March 2011	June 2011
8.9	Construction of tanks	April 2011	June 2011
8.10	Construction of external dams and water tanks and connections	April 2011	June 2011
8.11	Installation of all farm plants and equipment	June 2011	June 2011
8.12	Testing and commissioning of tanks	July 2011	June 2011
8.13	Commencement of Stocking of fingerlings	August 2011	Continuous Processes
8.14	Training of staffs and workers	June 2011	Continuous processes
8.15	Commencement of first harvest of fish	October 2011	Continuous processes

The Parties hereby agree and accept the terms and conditions specified hereof and execute this agreement with mutual consent:

(Signed)	(Signed)
Solomon Lee	Mr. Wei Da Xing
For and behalf of	For and on behalf of
CAPITAL AWARD INC	The China Parties

Date: February 11, 2011